Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 30, 2010, with respect to the consolidated financial statements in the Annual Report of Spherix Incorporated on Form 10-K for the year ended December 31, 2010.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Spherix Incorporated on Form S-8 (File No. 333-66053 effective October 23, 1998), on Forms S-3 (File No. 333-44973 effective March 23, 1998, 333-79593 effective May 28, 1999, 333-32504 effective April 19, 2000, 333-116422 effective June 14, 2004 and 333-126930 effective August 25, 2009), on Form S-2 (File No. 333-126930 effective October 4, 2005) and on Form S-1 (File No. 333-167963 effective on October 6, 2010).

Baltimore, Maryland

March 30, 2010